EXHIBIT 99.1
Foldera Letter to Shareholders

Foldera introduces new management team and strategic direction

Santa Ana, Calif.--(BUSINESS WIRE) — Foldera, Inc. (OTCBB: FDRA), today unveiled the Company’s new strategy, management team, market thrust, name and capital structure by issuing the following letter to shareholders.
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Dear Shareholder:

We are pleased to announce that Foldera has now successfully transitioned itself from being a developer of web-based organization and collaboration software. We have searched to find the right market, management team and product with which to take the Company forward and we would like to take this opportunity to outline the Company’s future plans.

New Strategic Direction

The Company’s principal market moving forward is with the core network infrastructure of the telephone companies, cable operators and wireless suppliers. The Company has recruited a new management team with a wealth of telecom infrastructure experience and who have already independently completed much of the software development for a High Speed, High Density Carrier Grade Ethernet Switch that will be the Company’s initial product launch. Along with our product development partners, we are continuing to develop the software and hardware in a closely integrated program that will result in timely implementation of the system using components that will exceed all carrier and prospective customer requirements.

There are other players attempting to enter these markets. Cisco Systems (CSCO), Juniper (JNPR), Force10, Alcatel-Lucent (ALA), Huawei, World Wide Packets and Foundry Networks (FDRY) clearly have well-established brand names and large customer bases. However, they also have legacy technologies and cannot re-launch into new markets with products that must be redesigned/re-architected and which would cannibalize their existing product lines. We will compete in the high density, carrier grade 10 Gigabit switch market with a switch that is both extensible and affordably scalable. This will present a ‘new standard’ in the market and the Company will be a ‘first mover’ in this segment.

The Company’s new technology will transform the Ethernet Switching market segment by developing and selling dramatically more cost-effective, scalable solutions for High Speed Ethernet switching with the industry’s first 288 10 Gigabit port Ethernet switch as our initial product launch at the National Association of Broadcasters (NAB) Show in Las Vegas in April 2009.

Corporate Name Change

As is appropriate with this major change in the Company’s direction, we have decided to change the name of the business to CeCors, Inc., an acronym for Carrier Ethernet Core Switch. This will become effective in the coming weeks as the Company’s legal name, registrations, trading symbol and marketing materials are changed.

Expanding Management Expertise

The CeCors executive team brings 100+ years of combined management experience in IT and communications technology, manufacturing, sales and marketing. The team has worked together and successfully led a number of liquidity events, such as mergers and acquisitions, as well as IPO’s.

As of July 18, 2008, Jim Fiedler, an experienced and respected leader in the telecom industry, with vast experience in running early and mid-stage telecom networking and services companies, has become Chairman, President and CEO of CeCors. His experience and contacts within the industry will provide exceptional leadership into the future.

The management team now includes:

James J. Fiedler - Chief Executive Officer - Formerly President & CEO of Summa Four (which executed an IPO & was later sold to Cisco for $400 million), Coyote Systems (CEO),  Timeplex (COO) (which was sold to Ascom for $420 million), Unisys, General Instrument and Sperry.  Jim earned a BS in Mathematics and BA in Physics from Kent State University and holds numerous honorary PhD’s.

Dan Hoy - Chief Operating Officer - Formerly CEO of Wildfire, Inc. (which was sold to Orange Plc for $140 million (20x revenue)). Formerly President of Coyote Systems, COO of Summa Four, VP at Unisys and VP of General Instrument. Dan received his BA and MBA from Seton Hall University.

Reid Dabney - Chief Financial Officer - Prior to joining Foldera as CFO, Reid held senior financial management positions with Philip Morris, Pillsbury and Ecolab. He worked as an investment banker at Dain Rauscher Wessels and Keefe, Bruyette & Woods. Reid has a BA in Literature and Economics from Claremont McKenna College and an MBA in Finance from the University of Pennsylvania's Wharton School.

Ananda Perera - Chief Technology Officer - Formerly CTO of Raptor Networks. Ananda has also held various positions with Viacom, Amdahl and MCI    He earned his BS in Computer Engineering at the University of  Colombo (Sri Lanka and England).  Ananda holds seven patents in switching technologies.

Sri Chaganty - Vice President, Software Development -- Founder of the Ceeyes Group, HolonTech (CTO), NEC, GTE Telecom, Unisys.     He received his BS in Electronics and Computers from Andhra University (India) and  an MS in Computer Engineering from Drexel University.   He holds five patents in the area of high availability networking.

Hugh Dunkerley - Senior Vice President, Corporate Finance - Prior to being COO & interim CEO of Foldera, Hugh was part of the Small-Mid Cap Equities team at Hunter Wise Financial Group, LLC, specializing in investment banking advisory services to US and EU companies. He holds a BA (Honors) in Business Studies from the Westminster University, London and an MBA from South Bank University, London. He also holds Series 7 and 66 FINRA licenses.

The New Market Overview

The last two decades have witnessed not only an explosive growth in the amount of information available to all of us but, also, an almost insatiable requirement to get it as fast as possible. Existing Public Transport Networks and their switching components (the backbone of the Internet) are coming close to their practical limits. This information explosion has been amplified as the data has changed from voice, analog signals and low speed data to now being high speed, interactive digital signals, high speed data and multimedia (video). The impact of the ‘Triple Play’ of voice, data and broadcast video is forcing a rapid expansion of the network in order to transport an increased bandwidth of data.

The very nature in which the existing systems function preclude them from operating successfully in the multiple Gigabit environments of the near future as they are throttled by the switching technology that is inherent in their design. A new solution for the core switching requirements is mandatory. This market was $3.5 billion in 2005 and has been forecast to grow at an annual growth rate of 54.7% through 2010 by Infonetics. The Company projects that this market will support revenue achievement of $12 million in 2009 and $30 million in 2010.

CeCors, Inc.

CeCors’ primary facility will remain at 2952 Daimler Street, Santa Ana, in Southern California. Additionally, the Company will maintain a Software Development facility in San Jose, along with a 64 person development team in India which has worked together for 11 years in providing market proven turnkey software cores on various switching fabrics from Marvel (MRVL), Broadcom (BRCM), LSI (LSI), and others. Including our Indian contract software team, we anticipate having approximately 80 people on board by the end of calendar 2008.

In order to allow for the realization of this plan, especially with respect to presenting a capital structure that will provide for additional funding and increased shareholder value, the Company’s Board of Directors has decided to initiate a 1:10 reverse stock split of its outstanding shares effective as soon as possible. We believe that this will provide substantial benefits to all stakeholders in CeCors.

Strengthened by a new strategic direction and a solid, experienced management team, CeCors has a renewed purpose, vitality and increased opportunities for growth. It is a privilege to be a part of this Company going into what we strongly believe to be an exciting and rewarding future.

Sincerely yours,

Hugh Dunkerley	Jim Fiedler

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About CeCors

CeCors is a provider of high-performance, high density, public metro Ethernet switching, including Layer 2/3 switching platforms. CeCors’ customers will be metro service providers, telecom, cable and wireless companies. For more information about the Company and its products, visit http://www.CeCors.com.

This press release includes a number of forward-looking statements that reflect our management's current views with respect to future events and financial performance. Forward-looking statements include, but are not limited to, statements that are not historical facts, and statements including forms of the words "intend," "believe," "will," "may," "could," "expect," "anticipate," "plan," "possible" and similar terms. Actual results could differ materially from the results implied by the forward-looking statements due to a variety of factors, many of which are discussed throughout this press release and in our SEC filings. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly release any revisions to these forward-looking statements that may reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, unless required by law. Factors that could cause actual results to differ materially from those expressed in any forward-looking statement made by us include, but are not limited to:

•	the ability to finance our development and marketing and sales activities and maintain financial liquidity;

•	unexpected resistance to the adoption of our products and technologies;

•	competitive offerings by extremely large, successful industry participants;

•	the possibility that our products may infringe upon patents or technologies owned by others; and

•	the ability to develop a brand identity in the ethernet switching market.

Contact:
CeCors, Inc.
Hugh Dunkerley, 714-766-8737
hdunkerley@foldera.com or hdunkerley@CeCors.com

Source: CeCors, Inc.

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